Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Leap Therapeutics, Inc. (“we,” “our,” “us,” or the “Company”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, par value $0.001 per share (“Common Stock”), and warrants to purchase Common Stock.

The following description of our capital stock is a summary, does not purport to be complete and is subject to, and qualified in its entirety by reference to, our third amended and restated certificate of incorporation, or Charter, and amended and restated bylaws, or Bylaws, copies of which are incorporated by reference as exhibits to our Annual Report on Form 10-K of which this Exhibit 4.6 is a part, and the terms and provisions of the Delaware General Corporation Law, or DGCL.  For more complete information, you should carefully review our third amended and restated certificate of incorporation, amended and restated bylaws and the DGCL.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

Our authorized capital stock consists of:

•                                          one hundred million (100,000,000) shares of common stock, par value $0.001 per share; and

•                                          ten million (10,000,000) shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by Leap’s board of directors of which (i) 1,421,801 shares are designated Series A Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock (the “Series A Preferred Stock”); (ii) 1,137,442 shares are designated Series B Mandatorily Convertible Cumulative Non-Voting Perpetual Preferred Stock (the “Series B Preferred Stock”); and (iii) 1 share is designated Special Voting Stock (the “Special Voting Stock”).

Common Stock

Holders of shares of our common stock are entitled to one vote on all matters on which shareholders of the Company generally are entitled to vote. However, holders of Leap common stock are not entitled to vote on any amendment to the Company’s charter that relates solely to the terms of one or more outstanding classes or series of preferred stock if the holders of such affected classes or series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to the Company’s Charter or the DGCL.

Generally, the Company’s bylaws provide that, subject to applicable law or the Company’s Charter and/or the Bylaws, all corporate actions to be taken by vote of the shareholders are authorized by a majority of the votes cast by the shareholders entitled to vote thereon who are present in person or represented by proxy, and where a separate vote by class or series is required, a majority of the votes cast by the shareholders of such class or series who are present in person or represented by proxy are be the act of such class or series. Directors are elected by a majority of the votes cast at a meeting of Leap’s shareholders for the election of directors at which a quorum is present, except that directors are elected by a plurality of votes cast at a meeting at which a quorum is present if as of the expiration of the period of time during which shareholders are entitled to nominate persons for election as a director, the number of nominees for director exceeds the number of directors to be elected.

Subject to the rights of holders of any then outstanding class or series of preferred stock, holders of Leap common stock are entitled to receive dividends and other distributions in cash, stock or property of Leap as the board of directors may declare thereon from time to time and share equally on a per share basis in all such dividends and other distributions. In the event of the Company’s dissolution, whether voluntary or involuntary, after the payment in full of the amounts required to be paid to the holders of any outstanding class or series of preferred stock, the remaining assets and funds of the Company available for distribution will be distributed pro rata to the holders of Leap common stock in proportion to the number of shares held by them and to the holders of any class or series of preferred stock entitled to a distribution. Holders of Leap common stock do not have preemptive rights to purchase shares of Leap common stock. The shares of Leap common stock are not subject to any conversion or redemption provisions or entitled to the benefit of a sinking fund. All outstanding shares of Leap common stock will be fully paid and no assessable. The rights, preferences and privileges of holders of Leap common stock are subject to those of the holders of any outstanding class or series of Leap preferred stock that Leap may issue in the future.

Preferred Stock

Under the Charter, our board of directors has the authority, without further action by the stockholders, to issue up to 10 million shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock.

The rights, preferences and privileges of the Series A Preferred Stock are set forth in the Series A Preferred Stock Certificate of Designation. Upon obtaining the Required Stockholder Approval on March 5, 2020, each share of Series A Preferred Stock automatically converted into (i) a Pre-Funded Warrant to purchase a number of shares of Common Stock equal to (x) the sum of the Liquidation Preference and all accrued and unpaid dividends on all shares of Series A Preferred Stock held by such holder; divided by (y) $1.054 (as such amount may be adjusted from time to time as provided in the Series A Preferred Stock Certificate of Designation) and (ii) a Series A Coverage Warrant to purchase the same number of shares of Common Stock as set forth in the preceding clause (i). The rights of the Series A Preferred Stock will terminate upon the Mandatory Conversion Date (as defined in the Series A Preferred Stock Certificate of Designation). As of March 13, 2020 there are no shares of Series A Preferred Stock outstanding,

The rights, preferences and privileges of the Series B Preferred Stock are set forth in the Series B Preferred Stock Certificate of Designation. Upon obtaining the Required Stockholder Approval on March 5, 2020, each share of Series B Preferred Stock automatically converted into (i) a number of shares of Common Stock equal to (x) the sum of the Liquidation Preference (as defined in the Series B Preferred Stock Certificate of Designation) and all accrued and unpaid dividends on all shares of Series B Preferred Stock held by such holder; divided by (y) $1.055 (as such amount may be adjusted from time to time as provided in the Series B Preferred Stock Certificate of Designation) and (ii) a Series B Coverage Warrant to purchase the same number of shares of Common Stock as set forth in the preceding clause (i). The rights of the Series B Preferred Stock will terminate upon the Mandatory Conversion Date (as defined in the Series B Preferred Stock Certificate of Designation). As of March 13, 2020, there are no shares of Series B Preferred Stock outstanding.

The rights, preferences and privileges of the Special Voting Stock are set forth in the Special Voting Stock Certificate of Designation. At any time when the holder of the Special Voting Stock, together with all of its affiliates and associates holds at least 5% of the then outstanding shares of Common Stock, the holder of the Special Voting Stock shall be entitled to designate one (1) individual as a director on the Board of Directors of the Company. Upon any liquidation, dissolution or winding up of the Company, the holder of the Special Voting Stock shall be entitled to receive, prior and in preference to any distribution to the holders of Common Stock, an amount equal to $1.00. As of March 13, 2020, there is one share of Special Voting Stock outstanding.

The foregoing description of the Series A Preferred Stock Certificate of Designation, Series B Preferred Stock Certificate of Designation and Special Voting Stock Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designation, each of which is filed as Exhibits 3.1, 3.2 and 3.3, respectively to the Company’s Current Report on Form 8-K as filed with the SEC on January 7, 2020, and incorporated herein by reference.

Blank Check Preferred Stock

Leap’s board of directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without shareholder approval. The Charter permits Leap to issue up to 10,000,000 shares of preferred stock. Subject to the provisions of the Charter and limitations prescribed by law, Leap’s board of directors are expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of preferred stock, for classes and series of preferred stock. The board of directors may fix the number of shares constituting such class or series and the designation of such class or series and the powers (including voting, if any), preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such class or series. Each class or series will be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The powers (including voting, if any), preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes and series of preferred stock at any time outstanding.

The issuance of preferred stock may adversely affect the rights of the Company’s common shareholders by, among other things:

•                                          restricting dividends on the common stock;

•                                          diluting the voting power of the common stock;

•                                          impairing the liquidation rights of the common stock; or

•                                          delaying or preventing a change in control without further action by the shareholders.

As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the common stock of Leap.

Warrants

The following summary of certain terms and provisions of warrants to purchase Common Stock that were offered pursuant to a Registration Statement on Form S-3 as filed with the SEC on February 1, 2019, is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant.

Exercise:    The warrants are exercisable upon issuance and expire on the seven-year anniversary of issuance. The warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% (or 9.99%, as applicable) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants.

Exercise Price:    The exercise price per whole share of common stock purchasable upon exercise of the warrants is $1.95. The exercise price is subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distribution of assets, including cash, stock or other property, to our stockholders.

Cashless Exercise:    In certain circumstances, as more particularly set forth in the warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the warrants.

Transferability:    Subject to applicable laws, a warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

Fractional Shares:    No fractional shares of common stock may be issued upon the exercise of the warrants. Rather, the number of shares of common stock to be issued will be rounded down to the nearest whole number.

Trading Market and Exchange Listing:    There is no trading market available for the warrants on any securities exchange or nationally recognized trading system. The Company does not intend to apply for the listing of the warrants on any national securities exchange or other trading market. The common stock issuable upon exercise of the warrants is currently listed on the Nasdaq Global Market.

Fundamental Transactions:    In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. In addition, in the event of a fundamental transaction, we or any successor entity will be required to purchase at a holder’s option, exercisable at any time concurrently with or within thirty (30) days after the consummation of the fundamental transaction (or, if later, the date of the public announcement of the applicable fundamental transaction), such holder’s warrants for cash in an amount equal to the value of the remaining unexercised portion of such holder’s warrants, determined in accordance with the Black Scholes option pricing model as more particularly set forth in the warrants.

Rights as a Stockholder:    Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Registration Rights

Certain holders of shares of our common stock are entitled to certain rights with respect to registration of such shares under the Securities Act. These shares are collectively referred to herein as registrable shares.

In connection with the transactions contemplated by the merger agreement, Leap entered into a Registration Rights Agreement with each of its holders of common stock outstanding immediately prior to the effective time of the merger. In addition, to the former holders of Leap’s common stock, certain larger holders of Leap’s common stock following the merger (who were among the largest holders of Macrocure ordinary shares prior to the merger) became parties to the Registration Right Agreement. Under Leap’s Registration Rights Agreement, certain holders of registrable shares can demand that Leap file a registration statement or request that their shares be included on a registration statement that Leap is otherwise filing, in either case, registering the resale of their shares of Leap common stock. These registration rights are subject to conditions and limitations, including the right, in certain circumstances, of the underwriters of an offering to limit the number of shares included in such registration and our right, in certain circumstances, not to effect a requested registration on Form S-3 if such registration is in connection with any underwritten offering or proposed underwritten public offering.

Concurrently with the execution of the Securities Purchase Agreement on January 3, 2020, with institutional investors named therein (collectively, the “Purchasers,” and each, a “Purchaser”), providing for a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company entered into two registration rights agreements (the “Registration Rights Agreements”) with the Purchasers, pursuant to which the Company agreed, following demand by any Purchaser, to file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-3 covering the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock or exercise of the Pre-Funded Warrants, Series A Coverage Warrants and Series B Coverage Warrants (as applicable) by the Purchasers as promptly as reasonably practicable following such demand, and in any event within sixty (60) days after such demand.

Anti-takeover Effects of Certain Provisions of the Charter and the Bylaws

General

The Charter and Bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Company’s board of directors and that could make it more difficult to acquire control of the Company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Delaware Anti-Takeover Law

The Company is subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•                                          prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•                                          upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•                                          at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•                                          any merger or consolidation involving the corporation and the interested stockholder;

•                                          any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•                                          subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•                                          subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•                                          the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•                                          the owner of 15% or more of the outstanding voting stock of the corporation;

•                                          an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

•                                          the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our Charter and Bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Charter does not grant shareholders the right to vote cumulatively.

Blank Check Preferred Stock

Leap believes that the availability of the preferred stock under the Charter provides the Company with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance will allow the Company to issue shares of preferred stock without the expense and delay of a special shareholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by the Company’s shareholders, with the exception of any actions required by applicable law or the rules of any stock exchange on which Leap’s securities may be listed. The board of directors will have the power, subject to applicable law, to issue classes or series of preferred stock that could, depending on the terms of the class or series, impede the completion of a merger, tender offer or other takeover attempt.

Advance Notice Procedure

The Bylaws provide an advance notice procedure for shareholders to nominate director candidates for election or to bring business before an annual meeting of shareholders, including proposed nominations of persons for election to the board of directors.

The Bylaws provide that as to the notice of shareholder proposals of business to be brought at the annual meeting of shareholders, notice must be delivered to Leap secretary (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting, not more than 120 days nor less than 90 days prior to the date of such annual meeting or, if less than 90 days’ notice is given of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by Leap . In addition, any proposed business other than the nomination of persons for election to the Company’s board of directors must constitute a proper matter for shareholder action.

In the case of nominations for election at an annual meeting, notice must be delivered to Leap secretary (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting, not more than 120 days nor less than 90 days prior to the date of such annual meeting or, if less than 90 days’ notice is given of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by Leap. In the case of nominations for election at a special meeting of shareholders called for the election of directors, a shareholder may nominate candidates by delivering notice to Leap secretary by not later than the close of business on the seventh day following the date on which notice of such meeting is first given to the shareholders. In addition, each such shareholder’s notice must include certain information regarding the shareholder and the director nominee as set forth in the Bylaws.

Staggered Board

Our Charter provides that our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of the stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result approximately one-third of our directors is elected each year.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one third of the board of directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

Action by Written Consent; Special Meetings of Stockholders.

Our Charter provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Charter and Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can be called only by or at the direction of the board of directors pursuant to a resolution adopted by a majority of the total number of directors, by the chairperson of the Board, chief executive officer or president (in the absence of a chief executive officer). Except as provided above, stockholders are not be permitted to call a special meeting or to require the board of directors to call a special meeting.

Removal of Directors.

Our certificate of incorporation provides that our directors may be removed only for cause by the affirmative vote of at least two-thirds of the voting power of our outstanding shares of capital stock, voting together as a single class and entitled to vote in the election of directors. This requirement of a supermajority vote to remove directors could enable a minority of our stockholders to prevent a change in the composition of our board.